Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com

Press Release

Kemper Announces Resignation of Director Thomas Goldstein

CHICAGO, January 29, 2019 - Kemper Corporation (NYSE: KMPR) announced today that Thomas M. Goldstein has resigned from the company’s Board of Directors, effective immediately, to focus on his health and family.

“Tom’s been a trusted colleague, advisor and friend for many years, and we thank him for his thoughtful service on our Board,” said Joseph P. Lacher, Jr., Kemper’s President and Chief Executive Officer. “It’s been an honor and privilege to have the opportunity to be associated with Tom, and we send best wishes and strong support to him and his family.”

Goldstein joined the Kemper Board of Directors in August 2016 after a distinguished career in the financial services industry that included senior leadership roles at Allstate Corporation, The GRG Group LLC, Madison Dearborn Partners, and LaSalle Bank. He is also a director of Federal Home Loan Mortgage Corporation (Freddie Mac).

“My tenure on Kemper’s Board has been a tremendously positive experience,” Goldstein said. “I have great confidence in the management team’s vision and strategy for where they want to take the company.”

“The Board would like to express our profound sense of gratitude for Tom’s guidance and leadership,” said Robert J. Joyce, Chairman of Kemper’s Board of Directors. “He will be missed by the Kemper family and we wish him and his family the best.”

About Kemper
The Kemper family of companies is one of the nation’s leading insurers. With $11 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Through our businesses, Kemper:

•	Offers insurance for auto, home, life, health and valuables

•	Services approximately seven million policies

•	Is represented by more than 30,000 agents and brokers

•	Employs over 7,800 associates dedicated to providing exceptional service

•	Is licensed to sell insurance in 50 states and the District of Columbia

Learn more about Kemper.

Caution Regarding Forward-Looking Statements

This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results and financial condition to differ materially from estimated results and financial condition are those listed in periodic reports filed by Kemper with the SEC. No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Kemper assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures Kemper makes on related subjects in its filings with the SEC.

Contacts

Investors:     Michael Marinaccio
312.661.4930
investors@kemper.com
or

News Media:     Barbara Ciesemier
312.661.4521
bciesemier@kemper.com